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                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                                FORM 8-K


                             CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934


    Date of Report (Date of Earliest Event Reported) December 4, 1994



                      Montgomery Ward Holding Corp.
         (Exact name of registrant as specified in its charter)




              Delaware                     0-17540              36-3571585
    (State or other jurisdiction   (Commission File Number)  (IRS Employer
          of incorporation)                                   Identification
                                                                   Number)




               Montgomery Ward Plaza, Chicago, Illinois           60671
               (Address of principal executive offices)         (Zip Code)


   Registrant's telephone number, including area code:  (312) 467-2000


      (Former name or former address, if changed since last report)


                         Exhibit Index at Page 5
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Item 5.  Other Information

     On December 4, 1994, Montgomery Ward & Co., Incorporated ("MW"), a wholly-owned subsidiary of the Company, entered into a letter of intent with ValueVision International, Inc. ("ValueVision") to enter into an equity and license service agreement (the "Agreement"). The proposed Agreement is subject to final negotiation, and will require the approval of MW's Board of Directors, ValueVision's Board of Directors and Shareholders, receipt by ValueVision of a fairness opinion and regulatory approvals, finalization of a cable carriage agreement with Time Warner Communications, Inc., completion of due diligence and completion of definitive documentation. There can be no assurance that such conditions will be satisfied. Under the proposed Agreement, MW will purchase 1,280,000 unregistered shares of common stock of ValueVision (the "Shares") at $6.25 per share, which represents approximately 4.7% of the issued and outstanding shares of common stock of ValueVision, and will receive warrants to purchase an additional 25 million shares of common stock of ValueVision with exercise prices ranging from $6.50 to $17.00 per share, with an average exercise price of $9.16 per share. In the event of the exercise of all Warrants, MW will own more than 49% of the currently outstanding shares of common stock. The Warrants will not be exercisable in the first two years of the proposed Agreement, except under certain circumstances, including commencement of a tender offer or announcement of a merger that would result in a change in control of ValueVision. After the first two years of the Agreement, MW may accelerate the vesting of the Warrants by exercising all, but not less than all, of the Warrants. MW will have certain preemptive purchase rights to maintain its equity position, certain demand and piggyback registration rights and will receive two seats on ValueVision's Board of Directors, which will be increased to seven members. The Agreement will also contain a standstill provision.

     Under the proposed Agreement, MW will grant ValueVision the exclusive right, during the term of the Agreement, to offer products and services of MW and its affiliates via television home shopping (defined as the format currently used by ValueVision) and a license to use trade and servicemarks of MW and its affiliates in connection therewith during the term of the Agreement. The proposed Agreement will include a credit card agreement which, during the term of the Agreement, will allow the Montgomary Ward credit card holders to use their Montgomery Ward credit cards to purchase any product or service offered for sale by ValueVision. Unless earlier terminated, the term of the Agreement will be no less than 10 years and no more than 20 years, such definitive term to be negotiated in the Agreement. The proposed Agreement will be subject to numerous conditions, including termination by ValueVision in the event that ValueVision does not obtain a sufficient number of new cable homes during each of the first four years of the proposed Agreement.

     On December 5, 1994, MW and ValueVision jointly issued a press release with respect to the foregoing.

     The Letter of Intent and the Press Release are attached as Exhibits 1 and 2 hereto, respectively, and are incorporated herein by reference. The foregoing descriptions are qualified in their entirety by reference to such Exhibits.
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Item 6.  Exhibits

     1.   Letter of Intent by and between Montgomery Ward & Co.,
          Incorporated and ValueVision International, Inc. dated as of December 4, 1994.

     2.   Press Release jointly issued by Montgomery Ward & Co.,
          Incorporated and ValueVision International, Inc. on December 5,
          1994.
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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the issuer has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MONTGOMERY WARD HOLDING CORP.

December 15, 1994
                                   By:    /s/ John L. Workman
                                        John L. Workman
                                        Chief Financial Officer
                                        and Assistant Secretary
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                               EXHIBIT INDEX


Exhibit No.     Description                                          Page No.
      1.        Letter of Intent by and between Montgomery Ward &
                Co., Incorporated and ValueVision International,
                Inc. dated as of December 4, 1994.

      2.        Press Release issued jointly by Montgomery Ward &
                Co., Incorporated and ValueVision International,
                Inc. on  December 5, 1994.